Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 2, 2013 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended March 31, 2013 of WNS (Holdings) Limited., which are incorporated by reference in the Registration Statement on Form S-8 dated September 27, 2013 pertaining to the Third Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton India LLP

Mumbai, India
September 27, 2013